UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 30, 2013

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencernent communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operations and Financial Condition

On July 30, 2013, we issued a press release and supplemental financial data with respect to our financial results for the quarter ended June 30, 2013. Copies of the press release and supplemental financial data are furnished as Exhibit 99.1 and Exhibit 99.2 to this report, respectively. The information contained in this Item 2.02 and the attached Exhibit 99.1 and Exhibit 99.2 are furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 8.01	Other Events

July 30, 2013 (San Francisco) – We are a leading owner, operator and developer of high-quality apartment communities in targeted growth markets in California and Seattle, and our reported Core Funds From Operations (Core FFO) is $0.63 per share for the quarter ended June 30, 2013. The per share results reflect an increase of 6.8% over the comparable period in 2012. Core FFO is used to facilitate comparisons of our earnings results and excludes certain non-core items that by their nature are not comparable when comparing periods or earnings performance between periods. All per share results are reported on a fully diluted basis.

A reconciliation of FFO and Core FFO can be found in Exhibit B of our Supplemental Operating and Financial Data. During the quarters and six months ended June 30, 2013 and 2012 there were no reconciling differences between FFO and Core FFO.

Highlights

•	Second quarter 2013 same-store revenues and net operating income (NOI) increased 4.7% and 7.1%, respectively, compared to the second quarter 2012. During the quarter, physical occupancy averaged 95.0%; annualized turnover was 64.5%; and average revenue per occupied home was $1,694.
•	Core FFO results of $0.63 per share for the second quarter compared to the previously provided Company guidance of $0.56 to $0.60 per share reflect: (1) solid same-store revenue growth; (2) a reduced level of same-store operating expenses (including a lower level of repairs and maintenance expense and the benefit of $1.0 million in same-store real estate tax refunds); (3) timing on certain G&A expenses (primarily legal-related costs); and (4) the timing of community dispositions which closed in late June.
•	As previously reported, during the second quarter, we completed the sale of a wholly owned apartment community in Los Angeles, California for net proceeds of $46.8 million and the sale of an apartment community in Phoenix, Arizona in which the Company owned a 15% interest. Total net proceeds for the joint venture interest sale were $6.0 million.
•	We completed construction of Aviara, a 166-home community located on Mercer Island in Seattle, Washington.
•	Annual same-store guidance updated with the expectation that 2013 same-store revenues will increase in a range of 4.25% to 4.75% from 2012 levels, same-store expense will increase in a range of 1.75% to 2.50%, and same-store NOI will increase in a range of 5.0% to 6.0%.
•	2013 Core FFO guidance updated to $2.44 to $2.50 per share. Third quarter guidance announced in a range of $0.62 to $0.65 per share.

Second Quarter 2013

Funds from operations, the generally accepted measure of operating performance for real estate investment trusts, totaled $48.9 million, or $0.63 per share, for the second quarter 2013, compared with $45.8 million, or $0.59 per share, for the second quarter 2012. Core FFO was also $0.63 per share for the quarter. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the second quarter 2013 totaled $43.6 million, or $0.56 per share, compared with net income of $28.7 million, or $0.37 per share, for the same period 2012. The second quarter 2013 results included gains on sales of an operating community and a joint venture interest totaling $21.0 million or, $0.27 per share. The second quarter 2012 results included a gain on sale of an operating community totaling $8.3 million or, $0.11 per share.

Our second quarter year-over-year earnings and FFO results reflect the impact of the following factors during 2013: (1) increases in same-store community-level operating results over 2012 levels; and (2) incremental NOI from newly completed communities in the last 24 months; offset by (1) a reduction in NOI from operating communities sold in 2012 and 2013; and (2) a reduction of partnership and management fee income from joint venture interests sold in 2012 and 2013.

Same-Store Results

We defines same-store communities as stabilized apartment communities owned by us for two comparable calendar year periods. Of the 21,126 apartment homes owned directly by us, same-store homes totaled 20,624 for the second quarter.

On a year-over-year basis, second quarter same-store revenues increased 4.7% compared to second quarter 2012. The revenue increase was driven by a 5.2% increase in revenue earned per occupied unit during the period, coupled with a 50-basis-point decrease in year-over-year financial occupancy levels. Operating expenses decreased 0.8%, resulting in a 7.1% increase in NOI. The decrease in operating expenses was driven by property tax refunds totaling $1.0 million that were received in the second quarter of 2013 and a reduced level of repairs and maintenance expenses.

On a sequential basis, same-store revenue increased 1.2%, expenses decreased 4.4% and NOI increased 3.8% over first quarter 2013 levels. The sequential quarter increase in revenues was driven by a 1.8% increase in revenue earned per occupied unit during the second quarter, coupled with a 50-basis-point decrease in financial occupancy.

Company Initiatives

•	Dispositions. As previously reported, in June 2013, we completed the sale of Summerwind Townhomes, a 200-home, wholly-owned apartment community in Los Angeles, California, for total net proceeds of $46.8 million. Also in June, we completed the sale of Arcadia Cove, a 432-home apartment community in Phoenix, Arizona, in which we owned a 15% interest. Total net proceeds to us were $6.0 million. The sale of these communities resulted in a combined net gain of $21.0 million. Both communities were held on an unencumbered basis.

•	Development. In May 2013, we delivered final homes at Aviara, a 166-home luxury apartment community located in Mercer Island, Washington. Aviara was completed on time and on budget, at a total cost of $42.9 million. As of July 29, 2013, the community had 115 occupied homes and a total of 132 leased homes.

As of June 30, 2013, we had four communities under construction with a total estimated cost of approximately $725 million, of which approximately 60% has been funded, leaving $293 million remaining to be funded. The current communities under construction are expected to be substantially delivered by the fourth quarter of 2014.

After considering alternatives to fund its two Pleasanton, California development sites with off-balance sheet capital, we intend to develop the communities on-balance sheet. The Pleasanton projects are expected to commence construction in the first half of 2014 and be completed by mid-2016. Developing the Pleasanton sites on balance sheet enables us to increase its investment presence in the San Francisco Bay Area market and to provide the next generation of homes to be delivered after we complete the four communities currently under construction.

We intend to fund the capital commitments related to its development projects primarily with proceeds from strategic asset sales of certain slower-growth communities in its existing portfolio, as well as from funds available under our $750 million unsecured revolving credit facility which had no outstanding balance as of the end of the quarter. Management believes the disposition of slower-growth assets over time will contribute to a portfolio with greater concentrations in targeted markets and infill submarkets that can produce a sustainable, above-average growth rate. We expect to be prudent in the execution of its disposition plans, balancing strategic portfolio goals with capital needs, tax implications, and balance sheet metrics.

During the second quarter, we did not issue any stock under its at-the-market (ATM) equity program. The remaining capacity under the equity distribution agreements total $123.6 million.

Common and Preferred Dividends Declared

On July 30, 2013, BRE’s Board of Directors approved regular common and preferred stock dividends for the quarter ending September 30, 2013. All common and preferred dividends will be payable on Monday, September 30, 2013 to shareholders of record on Friday, September 13, 2013. The quarterly common dividend payment of $0.395 is equivalent to $1.58 per share on an annualized basis and represents a yield of approximately 3.1% on Monday’s closing price of $51.69 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the Company’s founding in 1970.

The Company’s 6.75% Series D quarterly preferred dividend is $0.421875 per share.

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. BRE directly owns 74 multifamily communities (totaling 21,126 homes) and has a joint venture interest in an additional apartment community (totaling 252 homes). BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the Company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no obligation to update this information. For more details, refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

-XXX-

BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2013

(Unaudited, in thousands, except per share, unit and per unit data)

	June 30,	December 31,
ASSETS	2013	2012

Real estate portfolio:
Direct investments in real estate:
Investments in rental communities	$3,758,556	$3,722,838
Construction in progress	431,704	302,263
Less: accumulated depreciation	(852,289)	(811,187)
	3,337,971	3,213,914

Equity investment in real estate joint ventures:	6,438	40,753

Real estate held for sale, net	23,481	23,065

Land under development	36,544	104,675

Total real estate portfolio	3,404,434	3,382,407

Cash	3,377	62,241
Other assets	49,882	54,334

Total Assets	$3,457,693	$3,498,982

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

Unsecured senior notes	$950,000	$990,018
Unsecured revolving credit facility	-	-
Mortgage loans payable	711,624	741,942
Accounts payable and accrued expenses	84,066	75,789

Total liabilities	1,745,690	1,807,749

Redeemable noncontrolling interests	4,751	4,751

Shareholders' equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 2,159,715 shares with $25 liquidation preference issued and outstanding at June 30, 2013 and December 31, 2012, respectively.	22	22
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 77,154,677 and 76,925,351 at June 30, 2013 and December 31, 2012, respectively.	772	769
Additional paid-in capital	1,706,458	1,685,691

Total shareholders' equity	1,707,252	1,686,482

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,457,693	$3,498,982

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Six Months Ended June 30, 2013 and 2012

(Unaudited, in thousands, except per share, unit and per unit data)

	Quarter ended	Quarter ended	Six months ended	Six months ended
REVENUES	6/30/13	6/30/12	6/30/13	6/30/12

Rental income	$97,817	$91,619	$193,934	$181,847
Ancillary income	4,083	3,691	7,766	7,263
Total revenues	$101,900	$95,310	$201,700	$189,110

EXPENSES

Real estate	$30,622	$30,008	$62,321	$59,975
Provision for depreciation	26,090	24,244	51,640	48,602
Interest	16,655	16,272	33,987	33,490
General and administrative	5,956	6,211	12,338	12,058
Total expenses	79,323	76,735	160,286	154,125

Other income	290	706	653	1,225

Net income before noncontrolling interests, partnership income and discontinued operations	22,867	19,281	42,067	36,210

Income from unconsolidated entities	112	728	429	1,456
Net gain on sale of unconsolidated entities (1)	3,608	-	18,633	-
Income from continuing operations	26,587	20,009	61,129	37,666

Discontinued operations:
Discontinued operations, net (2)	585	1,424	1,028	2,891
Net gain on sales of discontinued operations(2)	17,394	8,279	17,394	8,279
Income from discontinued operations	17,979	9,703	18,422	11,170

NET INCOME	$44,566	$29,712	$79,551	$48,836

Redeemable noncontrolling interest in income	48	105	95	210
Dividends attributable to preferred stock	911	911	1,822	1,822

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$43,607	$28,696	$77,634	$46,804

Net income per common share - basic	$0.56	$0.37	$1.01	$0.61
Net income per common share - diluted	$0.56	$0.37	$1.00	$0.61

Weighted average shares outstanding - basic	77,106	76,735	77,047	76,323

Weighted average shares outstanding - diluted	77,280	77,070	77,270	76,700

(1)	During the three months ended June 30, 2013, one joint venture property was sold for $6.0 million resulting in a net gain of $3.6 million. During the six months ended June 30, 2013, seven joint venture interests were sold for $53.4 million resulting in a net gain of $18.6 million.
(2)	Includes one community sold during the three months ended June 30, 2013 for $46.8 million resulting in a net gain of $17.4 million and three communities sold during 2012.

	Quarter ended	Quarter ended	Six months ended	Six months ended
	6/30/13	6/30/12	6/30/13	6/30/12
Rental and ancillary income	$1,035	$2,987	$2,113	$6,131
Real estate expenses	(359)	(938)	(717)	(1,941)
Provision for depreciation	(91)	(625)	(368)	(1,299)
Discontinued operations, net	$585	$1,424	$1,028	$2,891

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below.  BRE's definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.  The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

Funds from Operations ("FFO") is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. The Company calculates FFO in accordance with the NAREIT definition.

The Company believes that FFO is a  meaningful supplemental measure of the Company's operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated community, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets.  However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the communities that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the communities, all of which have real economic effect and could materially impact the Company's results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. The Company's FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

Core Funds from Operations ("Core FFO")

The Company believes that Core funds from Operations ("Core FFO") is a meangingful supplemental measure of our operating performance for the same reasons as FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Core FFO begins with FFO as defined by the NAREIT White Paper and is adjusted for: the impact of any expenses relating to non-operating asset impairment and valuation allowances; property acquisition costs and pursuit cost write-offs (other expenses); gains and losses from early debt extinguishment, including prepayment penalties and preferred share redemptions; executive level severance costs; gains and losses on the sales of non-operating assets, and other non-comparable items.

	Quarter Ended 6/30/2013	Quarter Ended 6/30/2012	Six Months Ended 6/30/2013	Six Months Ended 6/30/2012

Net income available to common shareholders	$43,607	$28,696	$77,634	$46,804
Depreciation from continuing operations	26,090	24,244	51,640	48,602
Depreciation from discontinued operations	91	625	368	1,299
Depreciation from unconsolidated entities	101	504	398	999
Net gain on sales of discontinued operations	(17,394)	(8,279)	(17,394)	(8,279)
Net gain on sale of unconsolidated entities	(3,608)	-	(18,633)	-
Funds from operations	$48,887	$45,790	$94,013	$89,425

Core Funds from operations	$48,887	$45,790	$94,013	$89,425

Diluted shares outstanding - EPS	77,280	77,070	77,270	76,700

Net income per common share - diluted	$0.56	$0.37	$1.00	$0.61

Diluted shares outstanding - FFO	77,280	77,070	77,270	76,740
FFO per common share - diluted	$0.63	$0.59	$1.22	$1.17

Diluted shares outstanding - Core FFO	77,280	77,070	77,270	76,740
Core FFO per common share - diluted	$0.63	$0.59	$1.22	$1.17

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. BRE considers EBITDA and Adjusted EBITDA to be appropriate supplemental measures of the Company's performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA,  gains (losses) from community dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our communities that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our communities, all of which have real economic effect and could materially impact the Company's results from operations, the utility of EBITDA and Adjusted EBITDA as measures of the Company's performance is limited.  Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 6/30/2013	Quarter Ended 6/30/2012	Six Months Ended 6/30/2013	Six Months Ended 6/30/2012

Net income available to common shareholders	$43,607	$28,696	$77,634	$46,804
Interest, including discontinued operations	16,655	16,272	33,987	33,490
Depreciation, including discontinued operations	26,181	24,869	52,008	49,901
EBITDA	86,443	69,837	163,629	130,195
Redeemable noncontrolling interest in income	48	105	95	210
Net gain on sales	(17,394)	(8,279)	(17,394)	(8,279)
Net gain on sale of unconsolidated entities	(3,608)	-	(18,633)	-
Dividends on preferred stock	911	911	1,822	1,822
Adjusted EBITDA	66,400	$62,574	$129,519	$123,948

Net Operating Income (NOI)

The Company considers community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core community operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of the communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact the Company's results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with the Company's definition and, accordingly, the Company's NOI may not be comparable to such other REITs' NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of the Company's performance. NOI should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 6/30/2013	Quarter Ended 6/30/2012	Six Months Ended 6/30/2013	Six Months Ended 6/30/2012

Net income available to common shareholders	$43,607	$28,696	$77,634	$46,804
Interest, including discontinued operations	16,655	16,272	33,987	33,490
Depreciation, including discontinued operations	26,181	24,869	52,008	49,901
Redeemable noncontrolling interest in income	48	105	95	210
Net gain on sales	(17,394)	(8,279)	(17,394)	(8,279)
Net gain on sale of unconsolidated entities	(3,608)	-	(18,633)	-
Dividends on preferred stock	911	911	1,822	1,822
General and administrative expense	5,956	6,211	12,338	12,058
NOI	$72,356	$68,785	$141,857	$136,006
Less Non Same-Store NOI	2,485	3,559	4,678	6,880
Same-Store NOI	$69,871	$65,226	$137,179	$129,126

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated July 30, 2013 including attachments.

99.2	Supplemental Financial data dated June 30, 2013 including attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRE Properties, Inc.
(Registrant)

Date: July 30, 2013	/s/ John A. Schissel
John A. Schissel
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release of BRE Properties, Inc. dated July 30, 2013, including attachments.

99.2	Supplemental Financial data dated June 30, 2013 including attachments.